Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144309, 333-144370 and 333-158332, on Form S-8 of our reports dated November 22, 2010, relating to the consolidated financial statements and financial statement schedule of Covidien plc (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in the Company’s method of accounting for business combinations in 2010, changes in the measurement date for pension and postretirement plans in 2009 and changes in the Company’s method of accounting for uncertain tax positions in 2008, all to conform to new authoritative guidance issued by the Financial Accounting Standards Board), and the effectiveness of Covidien plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Covidien plc for the year ended September 24, 2010.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 22, 2010